Exhibit 10.13
WOODWARD GOVERNOR COMPANY
EXECUTIVE BENEFIT PLAN
(Amended and Restated Effective January 1, 2007)

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TABLE OF CONTENTS
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TABLE OF CONTENTS
(continued)

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11.5.	Successors and Assigns	19
11.6.	Payment with Respect to Incapacitated Persons	19
11.7.	Arbitration	19
11.8.	Gender and Number	20
11.9.	Headings	20
11.10.	Severability	20
11.11.	Effect on Other Employee Benefit Plans	20
11.12.	Non-U.S. Participants	20
11.13.	Applicable Law	20

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WOODWARD GOVERNOR COMPANY
EXECUTIVE BENEFIT PLAN
I.	PURPOSE AND EFFECTIVE DATE.
1.1.	Purpose. The Woodward Governor Company Executive Benefit Plan has been established by Woodward Governor Company to attract and retain certain key members by:
(a)	providing a tax-deferred capital accumulation vehicle to supplement such members’ individual retirement contributions, thereby encouraging savings for retirement, and

(b)	supplementing such members’ retirement income available under the Woodward Governor Company Retirement Savings Plan (the “RSP”), which is otherwise limited pursuant to the rules and regulations of the Internal Revenue Code of 1986, as amended.
1.2.	Effective Date. The Plan was originally effective January 1, 2001. This amendment and restatement of the Plan is effective January 1, 2007. The Plan shall remain in effect until terminated in accordance with Article X.

1.3.	History. The Woodward Governor Company Amended and Restated Unfunded Deferred Compensation Plan No.1 (the “DC Plan No. 1”) and the Woodward Governor Company Unfunded Deferred Compensation Plan No. 2 (the “DC Plan No. 2) were merged with and into this Plan effective January 1, 2001. The Plan is intended to be an amendment, restatement and continuation of such plans for periods following the merger date.

1.4.	Code Section 409A. This Plan is intended to be a nonqualified deferred compensation plan within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of this Plan shall be construed consistent with the requirements of Code Section 409A and applicable regulations and other guidance issued thereunder.

II.	DEFINITIONS.

When used in the Plan and initially capitalized, the following words and phrases shall have the meanings indicated:
2.1.	“Account” means the recordkeeping account established for each Participant in the Plan for purposes of accounting for the amount of the Participant’s:
(a)	Deferral Contribution Amounts deferred and credited in accordance with Article IV each year, if any,

(b)	Supplemental Benefit Amounts determined and credited in accordance with Article V each year, if any, and

(c)	account balance, if any, under the prior DC Plan No. 1 and/or prior DC Plan No. 2 on the day immediately preceding the original effective date of this Plan, all adjusted periodically to reflect the hypothetical investment return on such amounts in accordance with Article VI and distributions in accordance with Article VII.

2.2.	“Administrator” means the Compensation Committee or such other individual or committee appointed and delegated by the Board to administer the Plan in accordance with Article IX. To the extent so delegated, the term “Administrator” hereunder shall be deemed to refer to such individual or committee. The Compensation Committee shall take such actions it deems necessary or desirable to ensure that such individual or committee has sufficient and appropriate authority for carrying out the intent and purpose of the Plan.

2.3.	“Affiliate” means:
(a)	any corporation, partnership, joint venture, trust, association or other business enterprise which is a member of the same controlled group of corporations, trades or businesses as the Company within the meaning of Code Section 414, and

(b)	any other entity that is designated as an Affiliate by the Board.
2.4.	“Base Salary” means a Participant’s base salary in effect for a given year as reflected in the personnel records of the Company.

2.5.	“Beneficiary” means the person or entity designated by the Participant to receive the Participant’s Plan benefits in the event of the Participant’s death. If the Participant does not designate a Beneficiary, or if the Participant’s designated Beneficiary predeceases the Participant, the Participant’s estate shall be the Beneficiary under the Plan.

2.6.	“Board” means the Board of Directors of the Company.

2.7.	“Bonus” means any incentive compensation awarded to a Participant for a given year under the Woodward Governor Company Annual Incentive Compensation Plan, the Woodward Governor Company Long-Term Incentive Compensation Plan, the Woodward Governor Company Retention Incentive Agreement for FST Executives, and/or any other bonus or incentive compensation plan designated by the Administrator from time to time for inclusion within this definition for deferral purposes.

2.8.	“Change in Control” shall be deemed to have occurred if:
(a)	any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) (excluding for this purpose the Company or any subsidiary of the Company, or any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of such plan which acquires beneficial ownership of voting securities of the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change in Control shall be deemed to have occurred:
(i)	as the result of an acquisition of securities of the Company by the Company which, by reducing the number of voting securities outstanding, increases the direct or indirect beneficial ownership interest of any person to fifteen percent (15%) or more of the combined voting power of the Company’s then outstanding securities, but any subsequent increase in the direct or indirect beneficial ownership interest of such a person in the Company shall be deemed a Change in Control; or

(ii)	as a result of the acquisition directly from the Company of securities of the Company representing less than fifty percent (50%) of the voting power of the Company; or

(iii)	if the Board determines in good faith that a person who has become the beneficial owner directly or indirectly of securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company’s then outstanding securities has inadvertently reached that level of ownership interest, and if such person divests as promptly as practicable a sufficient amount of securities of the Company so that the person no longer has a direct or indirect beneficial ownership interest in fifteen percent (15%) or more of the combined voting power of the Company’s then outstanding securities; or
(b)	during any period of two (2) consecutive years (not including any period prior to the original effective date (as set forth in Section 1.2 above) of the Plan), individuals who at the beginning of such two-year period constitute the Board and any new director or directors (except for any director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a) above or paragraph (c) below) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board (such individuals and any such new directors being referred to as the “Incumbent Board”); or

(c)	approval by the shareholders of the company of a complete liquidation or dissolution of the Company; or

(d)	consummation of:
(i)	an agreement for the sale or disposition of the Company or all or substantially all of the Company’s assets,

(ii)	a plan of merger or consolidation of the Company with any other corporation, or

(iii)	a similar transaction or series of transactions involving the Company (any transaction described in subparagraphs (i) and (ii) of this paragraph (d) being referred to as a “Business Combination”), in each case unless after such a Business Combination:
(a)	the shareholders of the Company immediately prior to the Business Combination continue to own, directly or indirectly, more than fifty-one percent (51%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the new (or continued) entity (including, but not by way of limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s former assets either directly or through one or more subsidiaries) immediately after such Business Combination, in substantially the same proportion as their ownership in the Company immediately prior to such Business Combination, and
(b)	at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.
2.9.	“Code” means the Internal Revenue Code of 1986, as amended.

2.10.	“Company” means Woodward Governor Company and any successor thereto.

2.11.	“Deferral Contribution Amounts” means the amounts of Base Salary and Bonus deferred by a Participant, if any, and credited to his or her Account in accordance with Article IV but such amounts specifically and expressly do not include any Prior Account Balance of such Participant.

2.12.	“Deferral Election” means the election made in writing (or any other format approved by the Administrator) by an Eligible Member to defer such Eligible Member’s Base Salary and/or Bonus for any given year in accordance with Article IV.

2.13.	“Disability” means that the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving disability benefits under the Company’s long-term disability plan for a period of not less than three months. If a Participant does not participate in such a long term disability plan, then Disability shall mean that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined in the sole discretion of the Administrator.

2.14.	“Distribution Election” means the election made by a Participant in writing (or any other format approved by the Administrator) for a Plan Year regarding the timing and form of payment of his or her Deferral Contribution Amounts under Article IV or Supplemental Benefit Amounts under Article V with respect to such Plan Year.

2.15.	“Early Retirement Date” means the date on which any Participant retires from active employment with the Company or any Affiliate on or after he has attained age 55 but before he has attained age 65.

2.16.	“Election Period” means the period specified by the Administrator during which a Deferral Election may be made with respect to a Participant’s Base Salary and/or Bonus payable for a Plan Year, or a Distribution Election may be made with respect to payment of Deferred Compensation Amounts or Supplemental Benefit Amounts credited for such Plan Year.
2.17.	“Eligible Member” means a member of the Company or an Affiliate who has been selected by the Administrator to participate in the Plan in accordance with Article III.

2.18.	“Exchange Act” means the Securities and Exchange Act of 1934.

2.19.	“FICA” means the employment tax imposed on a member’s income under the Federal Insurance Contributions Act (Chapter 21 of the Code) which is comprised of Old-Age, Survivors and Disability Insurance and Hospital Insurance

2.20.	“Investment Fund or Funds” means the investment funds designated by the Administrator as the basis for determining the hypothetical investment return to be credited in accordance with Article VI to Participants’ Accounts. As of the effective date of this amendment and restatement of the Plan, the Investment Funds shall mirror the investment funds available under the RSP. The Administrator, in its sole discretion, may change the Investment Funds at such times as it deems appropriate. Any Investment Fund alternatives that are different that those offered under the RSP shall be described in an Appendix to the Plan.

2.21.	“Normal Retirement Date” means the date on which any Plan Participant retires from active employment with the Company or any Affiliate on or after he has attained age 65.

2.22.	“Participant” means an Eligible Member who has:
(a)	been notified by the Administrator of his eligibility to participate in the Plan, and

(b)	either:
(i)	completed and submitted a Deferral Election in accordance with Section 4.2, or

(ii)	had credited to his Account, by the Company, Supplemental Benefit Amounts in accordance with Article V, or

(iii)	had an account balance under the prior DC Plan No. 1 and/or the prior DC Plan No. 2 on the day immediately preceding the original effective date of this Plan.
2.23.	“Plan” means the Woodward Governor Company Executive Benefits Plan, as amended from time to time.

2.24.	“Plan Year” means the 12 consecutive month period beginning each January 1.

2.25.	“Prior Account Balance” means an Eligible Member’s account balance(s), if any, under the prior DC Plan No. 1 and/or prior DC Plan No. 2 which were transferred to this Plan by the Company and credited to his Account pursuant to Section 3.1.

2.26.	“Retirement” means termination of employment by a Participant by reason of retiring from active employment with the Company or any Affiliate on his Early Retirement Date or Normal Retirement Date.

2.27.	“Specified Employee” means a Participant who is a key employee (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) of the Company. For purposes of this definition, a Participant is a key employee if the Participant meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code Section 416(i)(5)) at any time during the 12-month period ending on any December 31st. If a Participant is a key employee as of any December 31st, that Participant is treated as a Specified Employee for the 12-month period beginning on the April 1st following the relevant December 31st.

2.28.	“Supplemental Benefit Amount” means the amount computed on behalf of the Participant, if any, and credited to his or her Account in accordance with Article V.

2.29.	“Valuation Date” means a date on which the Investment Funds are valued and the Participant’s Account is adjusted for any resulting gains or losses. The Administrator shall determine the Valuation Date and such date shall be at least once every calendar year.
III.	PARTICIPATION.
3.1.	Participation. The Administrator shall select those members eligible to participate in the Plan. In selecting Eligible Members, the Administrator shall take into consideration such factors as it deems relevant in connection with accomplishing the purposes of the Plan. An Eligible Member shall become a Participant in the Plan when (A) he is notified in writing by the Administrator (or in any other format approved by the Administrator) that he is eligible to participate in the Plan, and (B) he has either (1) completed and submitted a Deferral Election to the Administrator in accordance with Article IV, or (2) had credited to his Account, by the Company, Supplemental Benefit Amounts in accordance with Article V, or (3) had credited to his Account, by the Company, his account balance, if any, under the prior DC Plan No. 1 and/or the prior DC Plan No. 2 on the day immediately preceding the original effective date of this Plan.

3.2.	ERISA Exemption. It is the intent of the Company that the Plan be exempt from Parts 2, 3 and 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as an unfunded plan that is maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management of highly compensated employees (the “ERISA Exemption”). Notwithstanding anything to the contrary in Section 3.1 or in any other provision of the Plan, the Administrator may in its sole discretion exclude any one or more members from eligibility to participate or from participation in the Plan, may exclude any Participant from continued participation in the Plan, and may take any further action it considers necessary or appropriate if the Administrator reasonably determines in good faith that such exclusion or further action is necessary in order for the Plan to qualify for, or to continue to qualify for, the ERISA Exemption.
IV.	DEFERRAL CONTRIBUTION AMOUNTS.
4.1.	Permissible Deferrals under the Plan. An Eligible Member may elect to defer:
(a)	Deferral of Base Salary: up to 50% of his or her Base Salary for a Plan Year, in increments of 1%, provided, however, that any election to defer over 30% of Base Salary must be approved in advance by the Administrator; and

(b)	Deferral of Bonus: up to 100% of his or her Bonus for a Plan Year, in increments of 5%, by filing a Deferral Election in accordance with Section 4.2 below.

4.2.	Deferral Elections. A Participant’s Deferral Election shall be in writing (or in any other form approved by the Administrator), and shall be filed with the Administrator at such time and in such manner as the Administrator shall provide, subject to the following:
(a)	A Deferral Election pertaining to Base Salary shall be made during the Election Period established by the Administrator which shall end no later than December 31 preceding the first day of the Plan Year in which such Base Salary would otherwise be payable. A Deferral Election pertaining to Bonus shall be made during the Election Period established by the Administrator which shall end no later than the last day of the Company’s fiscal year preceding the fiscal year which contains the first day of the performance period to which such Bonus relates; provided, however, that with respect to any portion of the Bonus which constitutes “performance based compensation,” as defined under Code Section 409A, such Deferral Election shall be made within the time period prescribed by the Administrator.

(b)	At the discretion of the Administrator, a Deferral Election may be made by
(i)	newly-hired Eligible Members for the Plan Year in which they commence employment,

(ii)	a member who becomes an Eligible Member after the beginning of a Plan Year for the Plan Year in which they become an Eligible Member.
Notwithstanding the preceding sentence, such Deferral Elections must be made within thirty (30) days of the member’s date of hire or the date the member becomes an Eligible Member, whichever applies. However, such Deferral Elections shall be prospective and shall apply only to Base Salary that would otherwise be paid to the Eligible Member after the Deferral Election is made and only to Bonus on a pro rata basis for the applicable performance period, as determined in accordance with Code Section 409A and the regulations thereunder.

(c)	Deferral Elections shall be expressed as a percentage of Base Salary and Bonus within the limits provided under the Plan.

(d)	Once made, Deferral Elections for Base Salary and Bonus shall remain in effect only for the Plan Year for which each such election is made.

Notwithstanding any provision herein to the contrary, Deferral Elections with respect to a given Plan Year shall be irrevocable, except if the Administrator, in its sole discretion, determines that the Participant has suffered an unforeseeable emergency as defined in Section 7.4 or a bona fide administrative mistake was made. If a Deferral Election is revoked in accordance with any of the foregoing, the Participant may not make a new Deferral Election until the Election Period established by the Administrator for making deferrals for the Plan Year or fiscal year, as the case may be, commencing at least 12 months after the unforeseeable emergency.

(e)	At the time a Deferral Election is made with respect to Base Salary or Bonus for a Plan Year, the Participant shall also make a Distribution Election with respect to such Plan Year deferrals in accordance with Article VII.
4.3.	Crediting of Deferral Elections. The amount of Base Salary and Bonus that a Participant elects to defer under the Plan shall be credited by the Company to the Participant’s Account as Deferral Contribution Amounts as of the date such Base Salary or such Bonus would have been paid to the Participant absent the Deferral Election.

4.4.	Vesting. A Participant’s Deferral Contribution Amounts for each Plan Year shall be fully vested at the time credited to such Participant’s Account.

4.5.	Deferred Contribution Amounts Subject to FICA at Time of Deferral. A Participant’s Deferred Contribution Amounts are subject to FICA at the time the amounts are contributed to the Plan for deferral. The gross amount of the Participant’s Base Salary deferral and Bonus deferral will be contributed to the Participant’s Account and the corresponding FICA tax due will be deducted from that portion of the Participant’s Base Salary or Bonus not deferred, as the case may be. Notwithstanding the foregoing, if a Participant has elected to defer a percentage of his or her Bonus such that contribution of the gross amount of the Bonus deferred would leave insufficient funds to remit the applicable FICA tax to the government, then the applicable Bonus amount contributed to the Participant’s Account shall be made net of the smallest amount of FICA tax needed to satisfy such liability which cannot be covered from the portion of Bonus not deferred.
V.	SUPPLEMENTAL BENEFIT AMOUNT.
5.1.	Computation of Supplemental Benefit Amount. An Eligible Member designated by the Administrator for participation under the Plan shall be entitled to a Supplemental Benefit Amount for each Plan Year that he is an Eligible Member equal to:
(a)	the excess, if any, of the benefit the Participant otherwise would have been entitled to have credited to a separate account for his benefit under the RSP for a given year if such benefit was calculated without regard to the following:
(i)	Code Section 415,

(ii)	Code Section 401(a)(17),

(iii)	Code Section 401(k)(3),

(iv)	Code Section 401(m)(2),

(v)	Code Section 402(g), and

(vi)	any Deferral Election made by the Participant for such given year under Article IV of this Plan, over
(b)	the accrued benefit which the Participant is entitled to have credited to a separate account for his benefit for such given year under the RSP.

5.2.	Vesting. A Participant’s Supplemental Benefit Amounts calculated by the Company for each Plan Year shall be fully vested at the time credited to such Participant’s Account.

5.3.	Crediting of Supplemental Benefit Amount. The Supplemental Benefit Amounts computed in Section 5.1 above for each Plan Year shall be credited by the Company to the Participant’s Account as soon as reasonably practicable.

5.4.	Distribution Elections. During the Election Period for each Plan Year, a Participant shall also make a Distribution Election in accordance with Article VII with respect to the distribution of any Supplemental Benefit Amount to be credited to his or her Account for such Plan Year.
VI.	ACCOUNTS AND INVESTMENTS.
6.1.	Valuation of Accounts. The Administrator shall establish an Account for each Participant who:
(a)	has filed a Deferral Election to defer Base Salary and/or Bonus; or

(b)	has been credited with a Supplemental Benefit Amount; or

(c)	has a Prior Account balance on the effective date of this Plan.
Such Account shall be credited with a Participant’s Deferral Contribution Amounts and Supplemental Benefit Amounts as set forth in Sections 4.3 and 5.3, respectively, and with the Participant’s Prior Account Balance, if any. As of each Valuation Date, the Participant’s Account shall be adjusted upward or downward to reflect:
(a)	the investment return to be credited as of such Valuation Date pursuant to Section 6.3 below; and

(b)	the amount of distributions, if any, to be debited as of that Valuation Date under Article VII.
Each Participant will receive a statement of his or her Account balance at least annually.

6.2.	Hypothetical Investment Funds. Each Participant generally may direct the manner in which his or her Account shall be deemed invested in and among the Investment Funds; provided, however, that each investment election made by a Participant shall, notwithstanding anything to the contrary in the Plan, be strictly subject to the consent of the Administrator which, in its sole discretion, may elect to honor the Participant’s request or have the Account deemed invested in another manner. Such deemed investment election shall be made in accordance with such procedures as the Administrator shall establish and any such election shall be made in whole percentages. The investment authority shall remain at all times with the Administrator. The selection of Investment Funds by a Participant shall be for the sole purpose of determining the rate of return to be credited to his or her Account and shall not be treated or interpreted in any manner whatsoever as a requirement or direction to actually invest assets in any Investment Fund or any other investment media.
A Participant may make an investment election for the Investment Fund based on Woodward Governor Company Common Stock only if such election is approved in advance by the Board. Notwithstanding any provision of the Plan to the contrary, if a Participant is granted permission to elect such Investment Fund, the Participant may only revoke such Investment Fund election with the prior approval of the Board. Any such revocation shall only be effective with respect to future deferrals and credits. Any portion of the Participant’s Account deemed invested in the Company’s Common Stock shall continue to be deemed to be invested in Common Stock and may not be transferred to any other hypothetical Investment Fund. The applicable value of the common stock as of any Valuation Date shall be equal to the closing price of such common stock on NASDAQ quoted by the Wall Street Journal for the applicable Valuation Date.

6.3.	Crediting of Investment Return. Each Participant’s Account shall be credited on each Valuation Date with his or her allocable share of investment gains or losses of each Investment Fund in which his or her Account is hypothetically invested. The Administrator shall adopt a protocol for allocating the deemed investment gains and losses similar to that used in the RSP. Notwithstanding any provision herein to the contrary, if a Participant elects to invest in the hypothetical Investment Fund for Woodward Governor Company Common Stock, such Participant’s Account shall also be credited with any deemed dividends paid during the period beginning with the immediately preceding Valuation Date and ending with the current Valuation Date.

6.4.	Changing Investment Fund Options. Subject to the provisions of this Article VI, a Participant may, on a daily basis, make a new election with respect to the hypothetical Investments Funds in which his or her Account shall be deemed invested in the future. Any such election shall be made in the form specified by the Administrator.

6.5.	Investment Alternatives After Death. For periods after the Valuation Date coincident with or following a Participant’s death and pursuant to procedures established by the Administrator, the Participant’s Account balance pertaining to Deferral Contribution Amounts, Supplemental Benefit Amounts, if any, and/or Prior Account Balance, if any, shall be reallocated and reinvested among the Investment Funds in accordance with the Beneficiary’s hypothetical investment direction.

VII.	PAYMENT OF BENEFITS.
7.1.	Distribution at Specific Future Date. During the Election Period specified by the Administrator for a Plan Year, an Eligible Member may elect one or more future Valuation Dates as of which all or a portion of his or her Deferral Contribution Amounts and any Supplemental Benefit Amounts for such Plan Year, and earnings thereon, shall be distributed. Any distribution as of a specific future date made to an Eligible Member pursuant to such election shall be paid in a single lump-sum payment or substantially equal annual, quarterly or monthly installments for a period up to but not exceeding 10 years. Any such future date shall be a Valuation Date in a specific future year which is at least five Plan Years after the Plan Year for which the initial Deferral Contribution Amounts or Supplemental Benefit Amounts are credited to such Participant’s Account; provided, however, that only one distribution date per Plan Year may be elected under this Section 7.1; provided, further that, if the Participant elects a distribution at one or more specific future dates and has a termination of employment prior to any such date, distribution shall commence pursuant to Sections 7.2, 7.3, 8.1 or 8.2, as applicable. A Distribution Election under this Section 7.1 may be changed to a Valuation Date in a future Plan Year or changed to a different form of payment if the following requirements are satisfied: (i) the new Distribution Election must be made at least 12 months in advance of the originally scheduled distribution date and may not take effect for at least 12 months after the date the new Distribution Election is made; (ii) the new Distribution Election must require a revised distribution date of at least five Plan Years from the date such payment would otherwise have been made; and (iii) the new Distribution Election shall not accelerate the schedule of any payment, except as permitted under the regulations under Code Section 409A. Notwithstanding the foregoing, any amounts distributable under this Section 7.1 shall be paid as soon as practicable following such relevant Valuation Date and must be made within the same taxable year of the specified Valuation Date or, if later, the 15th day of the third calendar month following the specified Valuation Date.

7.2.	Distribution Upon Retirement or Disability. If a Participant terminates employment with the Company and/or Affiliates by reason of Retirement or Disability, distribution of the Participant’s Account shall be made by or commence on the Valuation Date coincident with or next following such Participant’s termination of employment. Distribution under this Section 7.2 shall be made:
(a)	in a lump sum; or

(b)	in substantially equal annual, quarterly or monthly installments for a period up to but not exceeding 10 years as elected by the Participant on his or her Distribution Election. A Distribution Election under this Section 7.2 may be changed to another time and/or form of payment if the following requirements are satisfied: (i) the new Distribution Election must be made at least 12 months in advance of the originally scheduled distribution date and may not take effect for at least 12 months after the date the new Distribution Election is made; (ii) the new Distribution Election must require a revised distribution date of at least five Plan Years from the date such payment would otherwise have been made; and (iii) the new Distribution Election shall not accelerate the schedule of any payment, except as permitted under the regulations under Code Section 409A. A Participant cannot alter or change his Distribution Election once he has begun to receive payments under the Plan. If the Participant does not have a valid Distribution Election on file with the Administrator at the time of Retirement or Disability, the Participant’s Account shall be paid in a single sum under paragraph (a) above. Notwithstanding any provision in the Plan to the contrary, distributions made under this Section 7.2 must be made within 90 days following the Participant’s termination of employment.
7.3.	Distribution On Other Termination of Employment. If a Participant’s employment with the Company or Affiliates terminates for any reason other than Retirement, Disability or death, the Participant’s Account shall be paid in a lump sum payment as of the Valuation Date coincident with or next following such termination of employment. Notwithstanding any provision in the Plan to the contrary, distributions made under this Section 7.3 must be made within 90 days following the Participant’s termination of employment.

7.4.	Unforeseeable Emergency. Prior to the date otherwise scheduled for payment under the Plan, upon showing an unforeseeable emergency, a Participant may request that the Administrator accelerate payment of all or a portion of his or her Deferral Contribution Amounts, Supplemental Benefit Amounts, and earnings thereon, in an amount not exceeding the amount necessary to meet the unforeseeable emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such unforeseeable emergency is or may be relieved through reimbursement or compensation by insurance or otherwise by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship. For purposes of the Plan, an unforeseeable emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant (as specified in Code Section 409A), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The determination of an unforeseeable emergency shall be made by the Administrator in its sole discretion, based on such information as the Administrator shall deem to be necessary and relevant and such decision shall be final and binding on all parties. The Participant shall not be eligible to file a new

Deferral Election until the Election Period for the Plan Year (or fiscal year, as the case may be) commencing at least 12 months after such withdrawal, and the Participant’s Deferral Election for the Plan Year in which the withdrawal is made shall be revoked. Notwithstanding any provision in the Plan to the contrary, distributions made under this Section 7.4 must be made within 90 days following the Administrator’s determination of an unforeseeable emergency.

7.5.	Time and Form of Elections. All Distribution Elections under this Article VII shall be made at the time and in the form established by the Administrator and shall be subject to such other rules and limitations that the Administrator, in its sole discretion, may establish to the extent permissible under and consistent with Code Section 409A.

7.6.	Form of Payment and Withholding. All payments under the Plan shall be made in cash and are subject to the withholding of all applicable federal, state and local and foreign governmental taxes; provided, however, any payment under the Plan that is attributable to the portion of a Participant’s Account deemed invested in Company common stock shall be made in whole shares of Company common stock, with fractional shares paid in cash.

7.7.	Exception for Specified Employees. Notwithstanding any provision to the contrary in this Article VII of the Plan, if a Participant is a Specified Employee at the time when his or her employment terminates in accordance with Section 7.2 or Section 7.3 for any reason other than death or Disability, such Participant’s distribution date shall be adjusted to instead begin on the first day following the six (6) month anniversary following the relevant distribution date. Any annual payment due to a Specified Employee on a given distribution date which is delayed for six months pursuant to this Section 7.7 shall be paid immediately upon the completion of such six month delay and shall be paid with reasonable earnings, as determined in the Administrator’s complete and sole discretion, for hypothetical earnings lost during such period due to any inability to invest such amount.
VIII.	DEATH BENEFITS.
8.1.	Death Prior to Commencement of Benefits. If a Participant dies prior to commencement of payment of his or her Account, the Participant’s Beneficiary shall receive a survivor benefit in an amount equal to the Participant’s Account balance to be paid in a single lump sum as soon as practicable following the Participant’s death. Distributions made under this Section 8.1 must be made within 90 days following the Participant’s death.

8.2.	Death After Commencement of Benefits. If a Participant terminates employment due to Retirement or Disability, and dies prior to the time his or her Account balance has been fully distributed, the Participant’s Beneficiary shall receive the remaining portion of the Participant’s Account at the regularly-scheduled date of payment for any remaining installment payments of the Participant’s Account.
IX.	ADMINISTRATION.
9.1.	Authority of Administrator. The Administrator shall have full power and authority to carry out the terms of the Plan. The Administrator may establish such rules and regulations as it may consider necessary or desirable for the effective and efficient administration of the Plan. The Administrator’s interpretation, construction and administration of the Plan, including any adjustment of the amount or recipient of the payments to be made, shall be binding and conclusive on all persons for all purposes. Neither the Company, including its officers, members or directors, nor the Administrator or the Board or any member thereof, shall be liable to any person for any action taken or omitted in connection with the interpretation, construction and administration of the Plan.

9.2.	Participant’s Duty to Furnish Information. Each Participant shall furnish to the Administrator such information as it may from time to time request for the purpose of the proper administration of this Plan.

9.3.	Interested Member of Administrator. If a member of the Administrator is also a Participant in the Plan, he or she may not decide or determine any matter or question concerning his or her benefits unless such decision or determination could be made by him or her under the Plan if he or she were not a member of the Administrator.

9.4.	Indemnification. No person (including any present or former member of the Administrator, and any present or former officer or member of the Company or any Affiliate) shall be personally liable for any act done or omitted to be done in good faith in the administration of the Plan. Each present or former officer or member of the Company or any Affiliate to whom the Administrator has delegated any portion of its responsibilities under the Plan and each present or former member of the Administrator shall be indemnified and saved harmless by the Company (to the extent not indemnified or saved harmless under any liability insurance or other indemnification arrangement with respect to the Plan) from and against any an all claims of liability to which they are subjected by reason of any act done or omitted to be done in good faith in connection with the administration of the Plan, including all expenses reasonably incurred in their defense if the Company fails to provide such defense. No member of the Administrator shall be liable for any act or omission of any other member of the Administrator, nor for any act or omission upon his own part, excepting his own willful misconduct or gross neglect.

9.5.	Claims Procedure. If a Participant or Beneficiary (“Claimant”) is denied all or a portion of an expected benefit under this Plan for any reason, he or she may file a claim with the Administrator. The Administrator shall notify the Claimant within 90 days of allowance or denial of the claim, unless the Claimant receives written or electronic notice from the Administrator prior to the end of the 90-day period stating that special circumstances require an extension (of up to 90 additional days) of the time for decision. The notice of the decision shall be in writing and sent by mail to Claimant’s last known address (or sent electronically), and if a denial of the claim, shall contain the following information: (a) the specific reasons for the denial; (b) specific reference to pertinent provisions of the Plan on which the denial is based; (c) if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure; and (d) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA following a final adverse benefit determination. A Claimant is entitled to request a review of any denial of his or her claim by the Board. The request for review must be submitted within 60 days of mailing of notice of the denial. The Claimant or his or her representatives shall be entitled to review all pertinent documents, and to submit issues and comments orally and in writing. The Board shall render a review decision in writing or electronically within 60 days after receipt of a request for a review, provided that, in special circumstances the Board may extend the time for decision by not more than 60 days upon notice to the Claimant. The Claimant shall receive written or electronic notice of the Board’s review decision, together with specific reasons for the decision and reference to the pertinent provisions of the Plan, as well as a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.
X.	AMENDMENT AND TERMINATION.

The Board may amend or terminate the Plan at any time. Upon termination of the Plan, Participant Account balances shall remain in the Plan until the Participant becomes eligible for benefit payments as provided in Article VII or VIII, as applicable. Notwithstanding the foregoing, the Administrator, in its discretion, may elect to distribute Participants’ Account balances following termination of the Plan, in which case the entire vested Account balances of all Participants shall be distributed during the period beginning 12 months after such termination date and ending 24 months after such termination date, notwithstanding any installment payment elections made by Participants; provided, however, if the Plan is terminated within the 30 days preceding or the 12 months following a Change in Control, then the Company shall pay all benefits in a lump sum within 12 months of such Change in Control, notwithstanding any installment payment elections made by Participants. Plan termination procedures shall comply with the applicable provisions of Code Section 409A.
XI.	MISCELLANEOUS.

11.1.	No Implied Rights; Rights on Termination of Service. Neither the establishment of the Plan nor any amendment thereof shall be construed as giving any Participant, Beneficiary or any other person, individually or as a member of a group, any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by specific action of the Board or the Administrator in accordance with the terms and provisions of the Plan. Except as expressly provided in this Plan, neither the Company nor any of its Affiliates shall be required or be liable to make any payment under the Plan.

11.2.	No Employment Rights. Nothing herein shall constitute a contract of employment or of continuing service or in any manner obligate the Company or any Affiliate to continue the services of any Participant, or obligate any Participant to continue in the service of the Company or Affiliates, or as a limitation of the right of the Company or Affiliates to discharge any of their members, with or without cause.

11.3.	Nature of the Plan.
(a)	Unfunded Plan. Nothing herein contained shall require or be deemed to require the Company to segregate, earmark or otherwise set aside any funds or other assets to provide for any payments made hereunder. Benefits hereunder shall be paid from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Company and its Affiliates. The obligations of the Company hereunder shall be an unfunded and unsecured promise to pay money in the future. However, the Company may establish one or more trusts to assist in meeting its obligations under the Plan, the assets of which shall be subject to the claims of the Company’s general creditors. No current or former Participant, Beneficiary or other person, individually or as a member of a group, shall have any right, title or interest in any account, fund, grantor trust, or any asset that may be acquired by the Company in respect of its obligations under the Plan (other than as a general creditor of the Company with an unsecured claim against its general assets).

(b)	Exception for Change in Control. Notwithstanding the provisions of paragraph (a) of this Section 11.3, the Company shall create a rabbi trust to hold funds to be used in payment of the obligations of the Company under the Plan, which trust shall not be funded except as provided in the following sentence. In the event of a Change in Control (or prior thereto in the sole discretion of the Company), the Company shall fund such trust in an amount equal to not less than the total value of the Participants’ Accounts under the Plan as of the Valuation Date immediately preceding the Change in Control, provided that: (i) any funds contained therein shall remain subject to the claims of the Company’s general creditors; and (ii) such action will not result in the imposition of additional tax under Section

409A(b)(5) of the Code. In addition, upon a Change in Control, the trust by its terms shall become irrevocable.
11.4.	Nontransferability. Prior to payment thereof, no benefit under the Plan shall be assignable or subject to any manner of alienation, sale, transfer, claims of creditors, pledge, attachment or encumbrances of any kind, except pursuant to a domestic relations order awarding benefits to an “alternate payee” (within the meaning of Code Section 414(p)(8)) that the Administrator determines satisfies the criteria set forth in paragraphs (1), (2) and (3) of Code Section 414(p) (a “DRO”). Notwithstanding any provision of the Plan to the contrary, the Plan benefits awarded to an alternate payee under a DRO shall be paid in a single lump sum to the alternate payee on the Valuation Date as soon as administratively practicable following the date the Administrator determines the order is a DRO, and such amounts, as adjusted for earnings, gains and losses, will be deducted from the Participant’s Account as of such Valuation Date.

11.5.	Successors and Assigns. The rights, privileges, benefits and obligations under the Plan are intended to be, and shall be treated as legal obligations of and binding upon the Company, its successors and assigns, including successors by merger, consolidation, reorganization or otherwise.

11.6.	Payment with Respect to Incapacitated Persons. Any amounts payable hereunder to any person who is a minor or under a legal disability, as determined under applicable state law, or who is unable to manage properly his or her financial affairs may be paid (a) to the legal representative of such person, (b) to anyone acting as the person’s agent under a durable power of attorney, (c) to an adult relative or friend of the person or (d) to anyone with whom the person is residing. Any payment of a benefit made in accordance with the provisions of this section shall be a complete discharge of any liability for the making of such payment under the Plan. The Administrator’s reliance on the written power of attorney or other instrument of agency governing a relationship between the person entitled to benefit the person to whom the Administrator directs payment of the benefit shall be fully protected at least to the same extent as though the Administrator had dealt directly with the person entitled to the benefit as a fully competent person. In the absence of actual knowledge to the contrary, the Administrator may assume that the instrument of agency was validly executed, that the person was competent at the time of execution and that at the time of reliance, the agency had not been terminated or amended.

11.7.	Arbitration. Any controversy or claim arising out of or relating to this Plan, or breach hereof, shall be settled by arbitration in the City of Chicago in accordance with the laws of the State of Illinois with an arbitrator appointed by the Company. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of an arbitrator. The arbitrator’s determination shall be final and binding upon all parties and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

11.8.	Gender and Number. Except when otherwise indicated by the context, words in the masculine gender shall include the feminine and neuter genders, the plural shall include the singular, and the singular shall include the plural.

11.9.	Headings. The headings of the various Articles and Sections in the Plan are solely for convenience and shall not be relied upon in construing any provisions hereof. Any reference to a Section shall refer to a Section of the Plan unless specified otherwise.

11.10.	Severability. Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but it any provision of the Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and the Plan shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the Company under the Plan.

11.11.	Effect on Other Employee Benefit Plans. Any benefit paid or payable under this Plan shall not be included in a Participant’s compensation for purposes of computing benefits under any employee benefit plan maintained or contributed by the Company or any Affiliate except as may otherwise be required under the specific terms of such employee benefit plan.

11.12.	Non-U.S. Participants. With respect to any Affiliate which employs Participants who reside outside the United States, and notwithstanding anything herein to the contrary, the Administrator may, in its sole discretion, amend the terms of the Plan in order to conform such terms with the requirements of local law or to meet the objectives of the Plan, and may, where appropriate, establish one or more sub-plans to reflect such amended provisions.

11.13.	Applicable Law. This Plan is established under and will be construed according to the laws of the State of Illinois, to the extent not preempted by the laws of the United States.
* * *
     IN WITNESS WHEREOF, the undersigned has caused this Plan to be executed this            day of                                         , 2007.

WOODWARD GOVERNOR COMPANY
By: